Exhibit 23.3

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GalaxyEdge Acquisition Corp. on Form S-1 of our report dated October 15, 2025, which includes an explanatory paragraph relating to GalaxyEdge Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of GalaxyEdge Acquisition Corp. as of September 30, 2025 and for the period from September 25, 2025 (inception) through September 30, 2025 appearing in this Registration Statement on Form S-1 of GalaxyEdge Acquisition Corp. for the period ended September 30, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 15, 2025